Exhibit 5.1


Owen M. Naccarato
Attorney at Law
19600 Fairchild, Suite 260
Irvine, CA 91612
Office: (949) 851-9261 Fax: (949) 851-9262


April 30, 2001

Objectsoft Corporation

Re:	Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

	I have acted as counsel for Objectsoft Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 10,266,667 shares of the Company's common stock, $.0001 par value, (the "common stock"), issuable pursuant certain Advisory and Consulting Agreements executed.

I have examined the Certificate of Incorporation, as amended, and the By-
Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

	Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.


	Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Owen Naccarato
Owen Naccarato, Esq.